COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
    PREMIER GLOBAL INVESTING, INC. CLASS A SHARES AND THE
    MORGAN STANLEY CAPITAL INTERNATIONAL WORLD INDEX


     EXHIBIT A:
     _________________________________________________
    |           |                 | MORGAN STANLEY   |
    |           |     PREMIER     |     CAPITAL      |
    |  PERIOD   |GLOBAL INVESTING |  INTERNATIONAL   |
    |           |(CLASS A SHARES) |   WORLD INDEX*   |
    |-----------|-----------------|------------------|
    |  1/31/92  |           9,549 |           10,000 |
    | 10/31/92  |          10,451 |            9,419 |
    | 10/31/93  |          12,088 |           11,963 |
    | 10/31/94  |          12,767 |           12,878 |
    | 10/31/95  |          13,370 |           14,100 |
    |------------------------------------------------|



     * Source: Lipper Analytical Services, Inc.